Exhibit 16.1

12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289
Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

March 12, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read the statements made by Cabot Oil & Gas Corporation Savings Investment Plan which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Cabot Oil & Gas Corporation Savings Investment Plan dated March 8, 2007. We are in agreement with the statements concerning our firm contained therein.

Very truly yours,

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP